Exhibit 14

The Fauquier Bank

Organizational Functional Area: Policy: Board Approved: Effective Date: Last Revision Date: Department/Individual Responsible For Maintaining/Updating Policy	Corporate Business Conduct and Ethics February 21, 2019 February 21, 2019 January 13, 2012 SVP, Human Resources

BUSINESS CONDUCT AND ETHICS

I.	PURPOSE

This Code of Business Conduct and Ethics (this “Code”) provides a general statement of The Fauquier Bank ( the “Bank”) and Fauquier Bankshares, Inc. (the “Company”) expectations regarding the ethical standards that each director, officer and employee should adhere to while acting on behalf of the Bank.  Each director, officer and employee is expected to read and become familiar with the ethical standards described in this Code and may be required, from time to time, to affirm his or her agreement to adhere to such standards by signing the Compliance Certificate that appears at the end of this Code.

II.	ADMINISTRATION

The Bank’s Board of Directors is responsible for setting the standards of business conduct contained in this Code and updating these standards as it deems appropriate to reflect changes in the legal and regulatory framework applicable to the Bank, the business practices with the Banking industry, the Bank’s own business practices, and the prevailing ethical standards of the community in which the Bank operates.  While the Bank’s President and Chief Executive Officer will oversee the procedures designed to implement this Code to ensure that they are operating effectively, it is the individual responsibility of each director, officer and employee of the Bank to comply with this Code.

III.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The Bank will comply with all laws and governmental regulations that are applicable to the Bank’s activities, and expects that all directors, officers and employees acting on behalf of the Bank will obey the law.  Specifically, the Bank is committed to:

•	Maintaining a safe and healthy work environment;
•	Promoting a workplace that is free from unlawful discrimination, harassment or retaliation under applicable state and federal laws;
•	Supporting fair competition and laws prohibiting unreasonable restraints of trade and other unfair trade practices;
•	Conducting its activities in full compliance with all applicable environmental laws;
•	Keeping the political activities of the Bank’s directors, officers and employees separate from the Bank’s business;
•	Prohibiting any illegal payments to any government officials or political party of any country; and
•	Complying with all applicable state and federal securities and banking laws and regulations.

Business Conduct & Ethics Policy

Directors, officers and employees are prohibited from illegally trading the Company’s securities while in possession of material, nonpublic (“inside”) information about the Bank. The Bank’s Insider Trading Policy, which describes the nature of inside information and the related restrictions on trading, is deemed a part of this Code.

IV.	CONFLICTS OF INTEREST, CORPORATE OPPORTUNITIES

Directors, officers and employees should not be involved in any activity which creates a conflict of interest between their personal interests and the Bank’s business interests. Specific guidelines for directors are outlined in the Corporate Governance Guidelines; however, no director shall:

~~•~~

Be a consultant to (excluding an attorney), or a director, officer or employee of, or otherwise operate, another bank or financial institution  that markets products or services in competition with the Bank;

•	Accept any personal loan or guarantee of obligations from the Bank, except to the extent such arrangements are legally permissible and approved by the Board of Directors.
•	Use the company’s information or position for personal gain or preferential treatment;

No officer or employee shall:

~~•~~	Be a consultant to, or a director, officer or employee of, or otherwise operate, another bank or financial institution that markets products or services in competition with the Bank;
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Be a consultant to, or a director, officer or employee of, or otherwise operate an outside business if the demands of the outside business would substantially interfere with the officer’s or employee’s responsibilities with the Bank;

•

Conduct business on behalf of the Bank with immediate family members, which include spouses, parents, siblings, children, step-children, father-in-law, mother-in-law, brother-in-law, sister-in-law, daughter-in-law, son-in-law and persons sharing the same home whether or not legal relatives; or

•	Use the company’s information or position for personal gain or preferential treatment.

Officers and employees shall disclose to the Company any relationship between an officer, employee, or immediate family member of an officer or employee, with a competitor, supplier, or customer of the Bank;

Directors, and officers shall notify the Bank’s President and Chief Executive Officer and employees shall notify the VP of Human Resources of the existence of any actual or potential conflict of interest.

V.	CONFIDENTIALITY: PROTECTION AND PROPER USE OF THE BANK’S ASSETS

Directors, officers and employees shall maintain the confidentiality of all information entrusted to them by the Bank or its suppliers, customers or other business partners, except when disclosure is authorized by the Company or legally required, including but not limited to, receipt of a valid subpoena or court order.

Confidential information includes: (1) information marked “Confidential,”, “Private,” “For Internal Use Only,” or similar legends; (2) technical or scientific information relating to current and future products, services or research; (3) business or marketing plans or projections; (4) earnings and other internal financial data; (5) personnel information; (6) supply and customer lists; and (7) other non-public information that, if disclosed, might be of use to the Bank’s competitors, or harmful to the Bank or its suppliers, customers or other business partners.

Business Conduct & Ethics Policy

To avoid inadvertent disclosure of confidential information, directors, officers and employees shall not discuss confidential information with or in the presence of any unauthorized persons, including family members and friends.

Directors, officers and employees are personally responsible for protecting information that is entrusted to them.

Directors, officers and employees shall use the Bank’s assets for the Banks legitimate business purposes only.

VI.	FAIR DEALING

The Bank is committed to promoting the values of honesty, integrity and fairness in the conduct of its business and sustaining a work environment that fosters mutual respect, openness and individual integrity.  Directors, officers and employees are expected to deal honestly and fairly with the Bank’s customers, suppliers, competitors and other third parties.  To this end, directors, officers and employees shall not:

•	Make false or misleading statements to bank personnel.
•	Make false or misleading statements to customers, suppliers or other third parties;
•	Make false or misleading statements about competitors;
•	Solicit or accept from any person that does business with the Bank, or offer or extend to any such person,
o	cash of any amount; or
o

gifts, gratuities, meals or entertainment that could influence or reasonably give the appearance of influencing the Bank’s business relationship with that person or go beyond common courtesies usually associated with accepted business practice;

•	Solicit or accept any fee, commission or other compensation for referring customers to third-party vendors; or
•

Otherwise take unfair advantage of the Bank’s customers or suppliers, or other third parties, through manipulation, concealment, and abuse of confidential information or any other unfair-dealing practice.

VII.	ACCURATE AND TIMELY PERIODIC REPORTS

The Bank is committed to providing investors with full, fair, accurate, timely and understandable disclosure in the periodic reports that it is required to file.  To this end, any directors, officers and employees who are responsible for preparation of such periodic reports that the Bank is required to file shall:

•	Comply with generally accepted accounting principles at all times;
•	Maintain a system of internal accounting controls that will provide reasonable assurances to management that all transactions are properly recorded;
•	Maintain books and records that accurately and fairly reflect the Bank’s transactions;
•	Prohibit the establishment of any undisclosed or unrecorded funds or assets;
•

Maintain a system of internal controls that will provide reasonable assurances to management that material information about the Bank is made known to management, particularly during the periods in which the Bank’s periodic reports are being prepared; and

•	Present information in a clear and orderly manner in the Bank’s periodic reports.

Business Conduct & Ethics Policy

VIII.	REPORTING AND EFFECT OF VIOLATIONS

Directors and officers shall report, in person or in writing, any known or suspected violations of laws, governmental regulations or this Code to the Bank’s President and CEO.  Employees who are not directors or officers shall report such violations to the VP of Human Resources.  The Bank will not allow any unlawful retaliation against a director, officer or employee who acts in good faith in reporting such violation(s).

The Bank will investigate any reported violations and will oversee an appropriate response, including corrective action and preventative measures.  Directors, officers and employees that violate any laws, governmental regulations or this Code will face appropriate, case specific disciplinary action, which may include termination of employment or removal as officers and directors.

IX. WAIVERS

The provisions of this Code may be waived for directors or executive officers only by a resolution of the Bank’s Board of Directors.  The provisions of this Code may be waived for employees who are not directors or executive officers by the Bank’s President and CEO.  Any waiver of this Code granted to a director or executive officer will be publicly disclosed as required by the securities exchange or association on which the Bank’s securities are listed for trading.  Any change in or waiver of the code for senior financial officers will be publicly disclosed as required by the Securities Exchange Commission.

Business Conduct & Ethics Policy

The Fauquier Bank

Business Conduct and Ethics Policy

COMPLIANCE CERTIFICATE

I have read and understand THE FAUQUIER BANK’s Code of Business Conduct and Ethics (the “Code”).  I will adhere in all respects to the ethical standards described in the Code.  I further confirm my understanding that any violation of the Code will subject me to appropriate disciplinary action, which may include terminating.

I certify that I am not in violation of the Code, unless I have noted such violation in a signed Statement of Exceptions attached to this Compliance Certificate.

Signature

Printed Name

Title/Position

Date

Check one of the following:

__   A Statement of Exceptions is attached.

__    No Statement of Exceptions is attached.

Business Conduct & Ethics Policy